UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

March 7, 2015

Date of Report (Date of earliest event reported)

OWENS-ILLINOIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9576	22-2781933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Michael Owens Way Perrysburg, Ohio	43551-2999
(Address of principal executive offices)	(Zip Code)

(567) 336-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.   COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Option, Restricted Stock Unit and Performance Stock Unit Agreements

On March 7, 2015, the Compensation Committee of the Board of Directors of Owens-Illinois, Inc. (“O-I”) approved new non-qualified stock option, restricted stock unit, and performance stock unit agreement forms to evidence awards under the Second Amended and Restated 2005 Incentive Award Plan (the “Incentive Award Plan”) in the form attached hereto as exhibits 10.1, 10.2 and 10.3, respectively.  The new award agreements provide for “double-trigger” vesting, if the executive is terminated without cause or terminates for good reason within twenty-four months following a change in control if such awards are assumed in a change in control.

On the same day, the Compensation Committee granted each named executive officer the following amounts of options, restricted stock units and performance stock units pursuant to such award agreements, except as otherwise noted below:

	Title	Options	Restricted Stock Units	Performance Stock Units
Albert P.L. Stroucken	Board Chair and CEO	165,145	54,658	109,316
Stephen P. Bramlage, Jr.	Senior Vice President and CFO	37,783	142,807	25,010
James W. Baehren	Senior Vice President and General Counsel	18,892	10,153	12,505
Andres A. Lopez	Chief Operating Officer	62,972	24,942	41,684

Note: 125,052 restricted stock units granted to Mr. Bramlage vest solely if he is employed on March 7, 2018 or dies or becomes disabled before then.  This grant does not contain a double trigger change in control provision.  This grant was made under a separate agreement entered into with Mr. Bramlage.

Executive Severance Policy

On March 7, 2015 the Compensation Committee established the Executive Severance Policy (the “Policy”), which provides severance to executive officers of O-I in the event that the executive is terminated without cause at any time, or if during the twenty-four month period following a change in control (as determined under the Incentive Award Plan) he or she terminates for “good reason” (as defined in the Policy) (each a “Qualifying Termination”).  Messrs. Lopez, Bramlage and Baehren are eligible to receive benefits under the Policy.  Mr. Stroucken is not a participant in the Policy as he is entitled to severance benefits under the terms of his employment agreement.

Upon a Qualifying Termination an eligible executive will receive a lump sum severance benefit equal to two times his or her base salary and target bonus, plus continued health benefits at the active employee cost for twenty-four months.  If the provision of health benefits, however, would cause a negative tax consequence for O-I under the Affordable Care Act, then the Company will pay the executive the value of the health benefits in cash.   Executives will also be entitled to standard outplacement benefits offered by O-I from time to time.

Pursuant to a separate letter agreement, attached hereto as exhibit 10.5, if Mr. Bramlage’s employment is terminated between March 7, 2017 and March 7, 2018 he will be entitled to additional severance under the Policy equal to his salary and target bonus prorated based on the number of days worked in that period.

If the severance benefits, along with any other payments occurring in connection with a change in control, were to cause the executive to be subject to the excise tax provisions of Sections 4999 of the Internal Revenue Code, then the amount of the severance benefits will either be reduced, such that the excise tax would not be applicable, or the executive will be entitled to retain his or her full severance benefits, whichever results in the better after-tax position to the executive.

In exchange for being eligible for the severance benefits under the Policy, an executive must enter into a restrictive covenant agreeing not to compete with O-I or solicit O-I’s employees for a period of three years following termination of employment for any reason, as well as, not to disclose confidential information or disparage O-I.  An executive must sign a release of claims before receiving any severance under the Policy.  If the executive is a party to an agreement providing severance benefits, then he or she will receive benefits under either the Policy or such other agreement, whichever provides the greater benefit, but may not receive severance under both.

The foregoing description of the Policy is qualified in its entirety by reference to its terms, which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
10.1	Non-Qualified Stock Option Agreement - Form
10.2	Restricted Stock Unit Agreement - Form
10.3	Performance Stock Unit Agreement - Form
10.4	Executive Severance Policy
10.5	Bramlage Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS-ILLINOIS, INC.

Date: March 12, 2015	By:	/s/ Stephen P. Bramlage, Jr.
	Name:	Stephen P. Bramlage, Jr.
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Non-Qualified Stock Option Agreement - Form
10.2	Restricted Stock Unit Agreement - Form
10.3	Performance Stock Unit Agreement - Form
10.4	Executive Severance Policy
10.5	Bramlage Letter Agreement